EXHIBIT 21.1









                 VARIOUS OIL AND GAS DISCLOSURES
                    OF CHURCHILL U.S.A., INC.

Churchill U.S.A., Inc. ("CUSA" or the "Company") was incorporated on January 18, 1994. The Company is a wholly-owned subsidiary of Churchill Technology Inc. (the Parent). On February 16, 1994, the Parent transferred all its assets, liabilities, and operations to the Company. As a result, the Company assumed the prior activities of the Parent, which was principally engaged in the acquisition and operation of oil and gas properties. In conjunction with the acquisition of Churchill Technology (Isle of
Man), Ltd. by Churchill Technology Inc., the assets, liabilities and operations of Churchill Technology Inc. prior to the acquisition were transferred to CUSA to be held in trust until February, 2001.

The Company's subsidiaries and equity interests are as follows:

                          SUBSIDIARIES

     Name                                    Equity Ownership

     KTP Energy, Inc. ("KTP")                       82.30%
     Churchill Energy, Inc. ("CEI")                      80.21%
     Trans Energy, Inc. ("TRANS")                 100.00%

                        EQUITY INTERESTS

     Name                                    Equity Ownership

     Caspen Oil, Inc.                               25.00%
     CSV Holdings, Inc. ("CSV")                          28.30%

Recent Developments

Consolidation of Working Interest in Nukern Lease

Pursuant to an agreement dated September 20, 1994, and finalized on December 1, 1994, between Churchill U.S.A., Inc., Summit Overseas Exploration, Inc. and the Villiers Group plc, a public limited company organized under the laws of Northern Ireland, each party agreed to capitalize a newly formed company, CSV Holdings Inc., a Colorado corporation ("CSV") for the purpose of administering the Nukern lease holdings of each to maximize the value of the lease. To this end, each party transferred its respective working interest in the Nukern lease to CSV as its share of the capitalization, along with a pari-parsu working capital loan to cover the estimated projected maintenance costs of the Nukern lease through fiscal 1995. Of this, CUSA transferred its 24.47% working interest for which it received 28.3% of the equity in CSV and a production loan of $1,116,477. In addition, CUSA paid $24,465 as its share of the working capital loan. The working capital loan is tied to a promissory note dated December 1, 1994, with principal and interest, at six percent, due in full December 1, 1998.

Oil and Gas Activities

Since   its  acquisition  of  oil  and  gas  properties   through
bankruptcy proceedings, the Company has been engaged in the development of leasehold acreage in potential oil and gas producing areas, located primarily in the western United States. Workovers that will provide the greatest return on investment will be identified and scheduled for completion. In addition, new development and drilling projects will be identified and analyzed as to benefits and funding requirements.

The Company presently plans to keep exploratory drilling to a minimum. In order to do this, the Company typically enters into farm out agreements or other such agreements with third parties with respect to certain of its undeveloped properties. As an alternative, the Company may eventually sell certain undeveloped properties and attempt to retain an overriding royalty or other reversionary interest.

During fiscal 1995, two wells were successfully recompleted by adding additional pay zones for which reserves had not been previously assigned. The Colorado Oil and Gas Conservation Commission amended its rules regarding spacing and commingling in the Wattenberg field area of Weld and Adams Counties, Colorado. As a result, the Company is able to include behindpipe reserves in ten (10) wells in which it retains ownership. The operators of these wells have proposed recompletions for exploitation of these reserves during the 1996 Fiscal Year. One additional prospect was farmed out for drilling during 1996. One well was successfully recompleted during the 1995 Fiscal Year which resulted in commercial production from a previously abandoned zone. During the fiscal year, minority working interests in one property was disposed of through sale due to low relative and future value.

The properties are subject to royalty agreements, current taxes and other burdens, minor encumbrances, easements and restrictions. The Company does not believe any of the foregoing factors materially detract from the value of its properties or would materially interfere with future operations.

The  Company's subsidiaries serve as the operators of  its  major
oil  and  gas  properties.   Being the  operator  of  a  property
increases the Company's ability to control the timing, cost and method of development drilling activity on that property.

Competition

There are numerous firms which are larger, better established and better financed than the Company. The Company has a limited amount of money available for acquisitions and is at a competitive disadvantage to firms with greater financial resources.

Many companies and individuals are engaged in the oil and gas business. Some are very large and well established with substantial capabilities and long earnings records. The Company may be at a competitive disadvantage in acquiring oil and gas prospects, obtaining drilling funds to explore its lease acreage, purchasing producing properties, and marketing oil and gas since it must compete with these individuals and companies, many of which have greater financial resources and larger technical staffs than the Company.

The acquisition, exploration, development, production and sale of oil and gas interests and the production and sale of oil and gas are subject to many factors which are outside the Company's control. These factors include worldwide and domestic economic conditions, oil import quotas, availability of drilling rigs and pipelines, supply and price of other fuels, local demand for natural gas, and the regulation of production, transportation, and marketing by Federal and State governmental authorities.

Environmental Regulation

Various federal, state and local laws and regulations covering the discharge of materials into the environment, or otherwise relating to the protection of the environment, may affect the Company's operations and costs as a result of their effect on oil and gas exploration, development and production operations. It is not anticipated that the Company will be required in the near future to expend amounts that are material in relation to its total capital expenditure program by reason of environmental laws and regulations, but because such laws and regulations are constantly being changed, the Company is unable to predict the ultimate cost to it of complying with present and future environmental laws and regulations.

Governmental Regulation

Domestic exploration for and production and sale of oil and gas is subject to federal and state governmental regulation in a variety of ways. Legislation affecting the oil and gas industry is under constant review for amendment or expansion, frequently increasing the regulatory burden. Also, numerous departments and agencies, both federal and state, are authorized by statute to issue, and have issued, rules and regulations applicable to the oil and gas industry that are often difficult and costly to comply with and that may carry substantial penalties for failure to comply. In as much as new legislation affecting the oil and gas industry is commonplace and existing laws and regulations are frequently amended or reinterpreted, the Company is unable to predict the
future   cost  or  impact  of  complying  with  such   laws   and
regulations.

Oil and Gas Properties

(a) General. As of September 30, 1995, the Company, through its majority-owned subsidiaries, had a working interest in 25 gross and 4.51 net oil wells, 15 gross and 5.88 net gas wells and approximately 7,001 gross (2,929 net) developed leasehold acres and 5,045 gross (675 net) undeveloped leasehold acres in the states of Colorado, Nebraska, Oklahoma and Texas. In addition, the Company owns overriding royalty interests in 23 gross oil wells, 37 gross gas wells covering 9,493 gross developed acres and 2,960 gross undeveloped acres in Colorado, North Dakota, Oklahoma and Texas. The Company also owns mineral interests in 6 gross oil wells, 4 gross gas wells, 1,480 gross developed acres, and 10,926 gross undeveloped acres.

Detailed information with respect to the Company's oil and gas properties is set forth below. The information includes oil and gas properties owned by the Company's subsidiaries as shown.

(b) Oil and Gas Properties.

1. Oil and Gas Reserves. Oil and gas reserves for the Company's properties have been evaluated at October 1, 1995 and October 1, 1994 for the Company's subsidiaries CEI and KTP and at October 1, 1994 for the Company's California properties, by Savage Engineers, Petroleum Engineering Consultants.

RESERVE CALCULATIONS BY INDEPENDENT PETROLEUM ENGINEERS INVOLVE THE ESTIMATION OF FUTURE NET RECOVERABLE RESERVES OF OIL AND GAS AND THE TIMING AND AMOUNT OF FUTURE NET REVENUES TO BE RECEIVED THEREFROM. THOSE ESTIMATES ARE BASED ON NUMEROUS FACTORS, MANY OF WHICH ARE VARIABLE AND UNCERTAIN. RESERVE ESTIMATORS ARE REQUIRED TO MAKE NUMEROUS JUDGMENTS BASED UPON THEIR PROFESSIONAL TRAINING, EXPERIENCE AND EDUCATIONAL BACKGROUND. THE EXTENT AND SIGNIFICANCE OF THE JUDGMENTS IN THEMSELVES ARE SUFFICIENT TO RENDER RESERVE ESTIMATES INHERENTLY IMPRECISE. SINCE RESERVE DETERMINATIONS INVOLVE ESTIMATES OF FUTURE EVENTS, ACTUAL PRODUCTION, REVENUES AND OPERATING EXPENSES MAY NOT OCCUR AS ESTIMATED. ACCORDINGLY, IT IS COMMON FOR THE ACTUAL PRODUCTION AND REVENUES LATER RECEIVED TO VARY FROM EARLIER ESTIMATES. ESTIMATES MADE IN THE FIRST FEW YEARS OF PRODUCTION FROM A PROPERTY ARE GENERALLY NOT AS RELIABLE AS LATER

ESTIMATES BASED ON A LONGER PRODUCTION HISTORY. RESERVE ESTIMATES BASED UPON VOLUMETRIC ANALYSIS ARE INHERENTLY LESS RELIABLE THAN THOSE BASED ON LENGTHY PRODUCTION HISTORY. ALSO, POTENTIALLY PRODUCTIVE GAS WELLS MAY NOT GENERATE REVENUE IMMEDIATELY DUE TO LACK OF PIPELINE CONNECTIONS AND POTENTIAL DEVELOPMENT WELLS MAY HAVE TO BE ABANDONED DUE TO UNSUCCESSFUL COMPLETION TECHNIQUES. HENCE, RESERVE ESTIMATES MAY VARY FROM YEAR TO YEAR.

Estimated Proved Reserves

The following tables set forth the estimated proved developed oil and gas reserves and proved undeveloped oil and gas reserves of the Company for the fiscal years ended September 30, 1995, and 1994, see Note D to CUSA's "Consolidated Financial Statements" and the above discussion.

Proved Reserves                     Oil (Bbls)      Gas (Mcf)
Estimated quantity September  30,     365,243       4,839,987
1995
Estimated quantity September  30,     829,631       4,594,601
1994

                                     Developed   and  Undeveloped
Reserves

                             Developed    Undeveloped          Total
Oil (Bbls)
September 30, 1995             237,026        128,217        365,243
September 30, 1994             695,240        134,391        829,631

Gas (Mcf)
September 30, 1995           4,747,754         92,233      4,839,987
September 30, 1994           4,314,701        279,900      4,594,601


The decline in oil reserves from fiscal 1994 to fiscal 1995 is primarily due to the transfer of CUSA's Nukern lease reserves to CSV Holdings, Inc. All of the Company's producing reserves are located within the United States.

2. Production, Average Sales Price and Average Production Costs (Lifting). The following table sets forth the net quantities of oil and gas production (net of all royalties, overriding royalties and production due to others) attributable to the Company for the fiscal years ended September 30, 1995 and 1994 and the average sales prices and average production costs per unit of production.

                     Year Ended        Year Ended
                    September 30,    September 30,
                        1995              1994
Sales:
     Oil (Bbls)         8,536            13,270
     Gas (Mcf)         169,545          194,134
Average     Sales
Price:
       Oil   (per      $16.67            $13.04
Bbl)
       Gas   (per       $1.27            $1.46
Mcf)
Average
Production Costs
      Per  Equiv.       $4.02            $6.91
Bbl of Oil

4.    Gross  and  Net Productive Oil and Gas Wells and  Developed
Acres. The following table sets forth at September 30, 1995, the Company's leasehold interests in productive oil and gas wells and in developed acres.

                                   Productive Wells<F1>

                        Gross<F2>                 Net<F3>
                           Oil           Gas                  Oil
Gas
                                          BPO                 APO
BPO           APO
September 30, 1995
     KTP             1     4     0.00   0.20          2.80   1.00
     CEI            17     4     0.96   2.42          0.00   1.33
     CUSA            6     7     0.00   0.93          0.00   0.75

[FN]
__________________
(1) Includes producing wells and wells capable of production. One or more completions in the same bore hole are counted as one well.
(2) A gross well is a well in which a working interest is owned. The number of gross wells is the total number of wells in which a working interest is owned.
(3) A net well is deemed to exist when the sum of fractional ownership working interests in gross wells equals one. The number of net wells is the sum of the fractional working interests owned in gross wells expressed as whole numbers and fractions thereof.

[CAPTION]

                              Developed Acreage Table
                    September 30, 1995
Company/                 Interest
State                   Working %<F1>                Net  Revenue
%<F1>              Developed Acres<F2>
            BPO     APO     BPO     APO         Gross<F3 Net<F4>
                                                   >
                                                            <C
                                                         >
KTP:
            0.83-    0.99   0.65-    0.81         1,920  1,789
Oklahoma     1.00            0.81

                0    0.20       0    0.15            72     14
Texas

CEI:
             0.96   0.04-    0.74   0.03-         2,976    879
Colorado             0.62            0.49

CUSA:
                0    0.58       0    0.44            72     42
Texas

             0.14       0    0.10       0           640     88
Oklahoma

                0   0.03-       0   0.02-         1,241    107
Colorado             0.27            0.20

                0   0.12-       0   0.10-            80
Nebraska             0.13            0.11                   10

                                                  7,001  2,929

[FN]
___________________
(1) Represents a range of low to high working and net revenue interests, respectively.
(2)  Consists of acres spaced or assignable in productive wells.
(3) A gross acres is an acre in which a working interest is owned. The number of gross acres is the total number of acres in which a working interest is owned.
(4) A net acre is deemed to exist when the sum of fractional ownership working interests in gross acres equals one. The number of net acres is the sum of the fractional working interest owned in gross acres expressed as whole numbers and fractions thereof. The net acreage as reflected herein is reduced after payout.

                  Overriding Royalty Interests

The following table sets forth at September 30, 1995, the Company's royalty interests in productive oil and gas wells and in developed acreage:

                                            Productive
Company/State              Interest (%)      Wells<F1>    Acreage<F
                                                Oil           2>
                                                Gas

CUSA:
     Texas                    0.225%        2       0       186

     Colorado                0.00095-       16      30     6,647
                              1.5997%

     North Dakota              0.25%        2       0       640

KTP:
     Oklahoma                 0.0938-       1       3      1,640
                              2.1875%

CEI:
     Colorado              0.557-5.000%     2       4       380

                    Mineral Royalty Interests

Company                                      Productive       Net
County/State               Interest (%)      Wells<F1>     Acreage<F
                                                Oil           2>
                                                Gas

CUSA:
      Washington,             1.0938%       3       0       70
Colorado
                              0.5208%       0       3       33
                              0.3906%       3       0        5

           Adams,             3.125%        0       1       80
Colorado

[FN]
_______________________
(1)   Includes  producing wells and wells capable of  production.
One or more completions in
     the same bore hole are counted as one well.
(2) Consists of net acres spaced or assignable to productive wells.

5.    Undeveloped  Acreage.  The following tables  set  forth  at
September   30,  1995,  the  Company's  leasehold  interests   in
undeveloped acreage.

                                        Working Interests
                                      Working
                 Expiration           Interest           Acreage
                 Dates                                  Gross<F1>
                                                         Net<F2>
CEI:
                 Held        by          38.5-        163       76
Colorado         Production              49.5%
CUSA:
                 Held        by           0.1-       4,482     549
Colorado         Production             100.0%
                 Held        by          12.1-        400       50
Nebraska         Production              12.5%

                                    Overriding Royalty Interests
                                           ORRI           Acreage
                   Expiration              Intere         Gross<F1>
                   Dates                   st
CEI:
                   Held         by          2.5%             640
Colorado           Production

CUSA:
                   Held         by          .2-             1,240
Colorado           Production               1.5%
        N.         Held         by          .25-            1,080
Dakota             Production               .44%

                                   Mineral Royalty Interests
                   Acreage               Owned Net<F2>
                   Gross<F1>
CUSA:
                      12,326                 1,019
Colorado

CEI:
                        80                    80
Colorado

[FN]
______________________
(1) A gross acre is an acre in which a working, overriding royalty or mineral interest is
      owned.   The number of gross acres is the total  number  of
acres in which such interest(s)
     is (are) owned.
(2) A net acre is deemed to exist when the sum of fractional ownership interests in gross acres equals one. The number of net acres is the sum of the fractional working interests owned in gross acres expressed in whole numbers and fractions thereof.

6.    Productive and Dry Exploration and Development Wells.   The
following table sets forth the number of gross and net productive and dry development wells drilled in which the Company had an Interest during the fiscal years 1995 and 1994.

                      Fiscal Year Ended    Fiscal Year Ended
                      September  30,  1995<F1>    September   30,
1994<F1>

              Explora Develop Explora Develop
               tory    ment    tory    ment
Total Gross      0       3       2      12
Wells:

Recompleted<F            3               7
2>
Drilled          0       0       0       5
Productive       0       3       0       5
Dry Holes        0       0       2       0

Total     Net  0.00    1.01      0     1.16
Wells:

Recompleted    0.00    1.01      0     1.15
Drilled        0.00    0.00      0     0.01
Productive     0.00    1.01      0     0.01
Dry Holes      0.00    0.00      0       0

[FN]
________________
(1) Includes wells participated in which the Company did not pay drilling costs as a result of promotions to third parties.
(2) Includes wells which were previously nonproducers and reworked for production.